Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman and CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA and Siemens Amend Agreements

•   Debt Consolidated into $50 Million Self-liquidating Revolving Credit Facility

•   Siemens Purchases 6.4 Million Shares

•   HearUSA’s Working Capital Improves by $17.2 Million

West Palm Beach, Fla. – December 23, 2008 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through 200 company-owned hearing care centers and a network of over 1,900 affiliated providers, has amended its supply and revolving credit agreements with its key strategic partner, Siemens Hearing Instruments, Inc..

The amendments eliminated the prepayment of $7.2 million due December 19, 2008, consolidated that amount and approximately $6.2 million in trade payables into the existing revolving credit facility and converted approximately $3.8 million of trade payables into 6.4 million shares of HearUSA common stock.

Siemens’ previous conversion rights under the credit agreement have been eliminated.

As part of the changes, the parties consolidated and simplified the $50 million credit facility. Now all quarterly principal and interest due will be eligible for repayment with the rebates earned from sales of Siemens hearing aids. The Company remains committed to its strategic relationship with Siemens and its agreement to purchase at least 90% of the hearing aids sold by the Company from Siemens. The agreements with Siemens have been extended to February 2015.

Giving effect to the amendments, outstanding debt to Siemens under the credit agreement now totals approximately $47.4 million and amounts repaid will be available for borrowing to fund future acquisitions. HearUSA’s working capital has improved by approximately $17.2 million

“These amended terms substantially improve our cash flow and provide a ready source of capital for acquisitions on highly favorable terms, while leaving in place volume rebates and quarterly marketing coop dollars,” said HearUSA president and CFO, Gino Chouinard. “In addition, now that Siemens is a shareholder of the Company, our interests in growing the Company, both organically and through acquisitions, are even more closely aligned.”

Stephen J. Hansbrough, CEO of HearUSA added, “This revised agreement comes at an important time given the state of the current economy. It allows us, among other things, to take advantage of opportunities arising from these difficult economic times.”

Nic Gaeta, CFO of Siemens Hearing Instruments, added, “With the current industry downturn, this debt restructuring arrangement is intended to improve HearUSA's cash flow, working capital, and debt structure. The resulting improved financial position of HearUSA is very positive for both companies and for HearUSA's customers."

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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